Filed pursuant to Rule 433

Registration Statement No. 333-186058

Issuer Free Writing Prospectus dated January 16, 2013

Relating to Preliminary Prospectus dated January 16, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):  January 16, 2013

THERAVANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30319	94-3265960
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		Number)

901 Gateway Boulevard

South San Francisco, California 94080

(650) 808-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Exhibit 99.1 to this Form 8-K is Theravance, Inc.’s current investor presentation and is incorporated by reference herein.

With regard to expense guidance for 2013, we currently anticipate that total 2013 Research and Development expenses plus Selling, General and Administrative expenses will be in the range of $125 million to $135 million.  This guidance does not include stock-based compensation expense or any milestone payments to GlaxoSmithKline plc (GSK) under our long-acting beta2 agonist (LABA) collaboration with GSK.

Our expectations regarding our expenses for 2013 are forward-looking statements based solely on management estimates utilizing currently available information. As described below under “Note Regarding Forward-Looking Statements,” investors are cautioned that forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these expected expenses and, accordingly, does not express an opinion or any other form of assurance with respect to these expectations.

Note Regarding Forward-Looking Statements

This Current Report on Form 8-K and the attached presentation contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. The words “may”, “will”, “should”, “could”, “would”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “goal,” “project”, “potential”, “designed,” “expect”, “consistent”, “support”, “target” and “promising” and similar expressions are intended to identify such forward-looking statements.  Examples of such statements include statements relating to expense guidance for 2013, the status and timing of clinical studies, data analysis and communication of results, statements regarding the potential benefits and mechanisms of action of drug candidates, statements concerning the timing of seeking regulatory approval of our product candidates (including, with respect to VIBATIV®, statements regarding any expectation that we will be able to respond fully or adequately to the FDA’s requests using currently existing clinical data and any expectation that the FDA will approve the VIBATIV® nosocomial pneumonia NDA on the basis of existing preclinical and clinical data or at all), statements concerning the enabling capabilities of our approach to drug discovery and its proprietary insights, statements concerning expectations for the discovery, development and commercialization of product candidates and projections of revenue, expenses and other financial items.  These statements are based on the current estimates and assumptions of our management as of the date of this Current Report on Form 8-K and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause our actual results to be materially different from those reflected in its forward-looking statements.  Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical and non-clinical studies, the potential that results of clinical or non-clinical studies indicate product candidates are unsafe or ineffective, our dependence on third parties in the conduct of our clinical studies, delays or failure to achieve regulatory approvals for product candidates, risks of relying on third-party manufacturers for the supply of our product and product candidates and risks of collaborating with third parties to discover, develop and commercialize products. These and other risks are described in greater detail under the heading “Risk Factors” contained in our Registration Statement on Form S-3 filed with the Securities and Exchange Commission (SEC) on January 16, 2013, and the risks discussed in our periodic filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We assume no obligation to update these forward-looking statements.

2

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1        Theravance Company Overview Presentation

*       *      *

Theravance, Inc. has filed a registration statement (including a preliminary prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) on January 16, 2013 for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Theravance, Inc., any underwriter or any dealer participating in the offering will arrange to send you copies of the preliminary prospectus, without charge, if you request it by calling BofA Merrill Lynch at 866-500-5408. In addition, copies of the preliminary prospectus may be obtained from BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or email dg.prospectus_requests@baml.com

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE, INC.

Date: January 16, 2013	By:	/s/ Michael W. Aguiar
Michael W. Aguiar
Chief Financial Officer

4

Exhibit 99.1

January 16, 2013 Company Overview Theravance ® Medicines That Make a Difference ® Company Overview

Safe Harbor 2 Medicines That Make a Difference® VIBATIV® is a registered trademark of Theravance, Inc. For full Prescribing Information and Medication Guide for VIBATIV® in the U.S. please visit www.VIBATIV.com. This presentation contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events.  Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act  of 1934 and the Private Securities Litigation Reform Act of 1995. The words “may”, “will”, “should”, “could”, “would”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “goal,” “project”, “potential”, “designed,” “expect”, “consistent”, “support”, “target” and “promising” and similar expressions are intended to identify such forward-looking statements.  Examples of such statements include statements relating to the status and timing of clinical studies, data analysis and communication of results, statements regarding the potential benefits and mechanisms of action of drug candidates, statements concerning the timing of seeking regulatory approval of our product candidates (including, with respect to VIBATIV®, statements regarding any expectation that we will be able to respond fully or adequately to the FDA's requests using currently existing clinical data and any expectation that the FDA will approve the VIBATIV® nosocomial pneumonia NDA on the basis of existing preclinical and clinical data or at all), statements concerning the enabling capabilities of Theravance's approach to drug discovery and its proprietary insights, statements concerning expectations for the discovery, development and commercialization of product candidates and projections of revenue, expenses and other financial items.  These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this presentation and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements.  Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical and non-clinical studies, the potential that results of clinical or non-clinical studies indicate product candidates are unsafe or ineffective, our dependence on third parties in the conduct of our clinical studies, delays or failure to achieve regulatory approvals for product candidates, risks of relying on third-party manufacturers for the supply of our product and product candidates and risks of collaborating with third parties to discover, develop and commercialize products. These and other risks are described in greater detail under the heading "Risk Factors" contained in Theravance’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission (SEC) on January 16, 2013, and the risks discussed in our periodic filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Theravance Made Significant Progress in 2012  3 Key Programs Advanced and Partnerships Completed RELVAR™ or BREO™ (FF/VI) and ANORO™ (UMEC/VI)  are investigational medicines and are not currently approved anywhere in the world. RELVAR™, BREO™ and ANORO™ are trademarks of the GlaxoSmithKline group of companies.  The use of these brand names has not yet been approved by any regulatory authority. VIBATIV® is a registered trademark of Theravance, Inc.  For full Prescribing Information and Medication Guide for VIBATIV® in the U.S. please visit www.VIBATIV.com.

Theravance – Medicines That Make A Difference® 4  20+ development candidates 1,430+ issued patents FF/VI under regulatory review:  US (COPD),   EU and Japan (COPD, Asthma) UMEC/VI (COPD) NDA  and MAA submitted Approved medicine – VIBATIV® (telavancin)  Building Value From Discovery Through Commercialization Multivalent Discovery Approach Yields Deep Pipeline Partnering Propels Simultaneous High Value Programs 3 partnered respiratory programs in late-stage with GSK RELVAR™ or BREO™ (FF/VI) ANORO™ (UMEC/VI) MABA Significant funding received from corporate partners ~$830M received from partnerships       RELVAR™ or BREO™ (FF/VI) and ANORO™ (UMEC/VI)  are investigational medicines and are not currently approved anywhere in the world. RELVAR™, BREO™ and ANORO™ are trademarks of the GlaxoSmithKline group of companies.  The use of these brand names has not yet been approved by any regulatory authority. VIBATIV® is a registered trademark of Theravance, Inc.  For full Prescribing Information and Medication Guide for VIBATIV® in the U.S. please visit www.VIBATIV.com.

2013 Events Expected to Be More Significant for Theravance 5 Value beyond 2013 driven by diverse pipeline Potential for multiple regulatory events Advancing to Phase 3 RELVAR™ or BREO™ (FF/VI) and ANORO™ (UMEC/VI)  are investigational medicines and are not currently approved anywhere in the world. RELVAR™, BREO™ and ANORO™ are trademarks of the GlaxoSmithKline group of companies.  The use of these brand names has not yet been approved by any regulatory authority. VIBATIV® is a registered trademark of Theravance, Inc.  For full Prescribing Information and Medication Guide for VIBATIV® in the U.S. please visit www.VIBATIV.com.

2013:  Key Programs Pipeline 6 Phase 3 THERAPEUTIC AREA    DEVELOPMENT STATUS Phase 1 Phase 2 FILED BACTERIAL INFECTIONS Demonstrated Proof-of-Concept TD-1792:  Serious Gram+ Infections RESPIRATORY GI MOTILITY DYSFUNCTION TD-5108 (velusetrag):  GI Motility Dysfunction TD-1211: Opioid-Induced Constipation GSK961081 (MABA):  COPD ANORO™ (UMEC/VI):  COPD Pre-Proof-of-Concept CNS/PAIN TD-9855:  ADHD and Fibromyalgia Program RELVAR™ or BREO™ (FF/VI):  COPD and Asthma TD-4208 (LAMA):  COPD SUBMITTED RELVAR™ or BREO™ (FF/VI) and ANORO™ (UMEC/VI)  are investigational medicines and are not currently approved anywhere in the world. RELVAR™, BREO™ and ANORO™ are trademarks of the GlaxoSmithKline group of companies.  The use of these brand names has not yet been approved by any regulatory authority.  TD-8954:  GI Motility Dysfunction

RESPIRATORY PROGRAMS Theravance® Medicines That Make a Difference®

Respiratory Portfolio*  Investigational Medicines for COPD and/or Asthma 8 Respiratory Portfolio:  Strong Strategic Position *Respiratory portfolio partnered with GSK except for TD-4208 RELVAR™ or BREO™ (FF/VI) and ANORO™ (UMEC/VI)  are investigational medicines and are not currently approved anywhere in the world. RELVAR™, BREO™ and ANORO™ are trademarks of the GlaxoSmithKline group of companies.  The use of these brand names has not yet been approved by any regulatory authority.

One Common Inhaler Investigational Medicines for COPD and/or Asthma 9 RELVAR™ or BREO™ (FF/VI) and ANORO™ (UMEC/VI)  are investigational medicines and are not currently approved anywhere in the world. RELVAR™, BREO™, ANORO™  and ELLIPTA™ are trademarks of the GlaxoSmithKline group of companies.  The use of these brand names has not yet been approved by any regulatory authority.

RELVAR™ or BREO™ (FF/VI) with GSK Fluticasone furoate (FF)/Vilanterol (VI) Combination of an investigational anti-inflammatory and an investigational bronchodilator Delivered via ELLIPTA™, dry powder inhaler QD dosing Regulatory applications submitted in 2012 : COPD (100/25mcg):  US, EU, Japan FDA Advisory Committee Meeting, March 7, 2013 FDA PDUFA Goal Date, May 12, 2013 Asthma (100/25mcg and 200/25 mcg) EU, Japan Additional asthma study ongoing GSK and Theravance reviewing strategy for future US filing 10 Goal:  Once-Daily ICS/LABA Treatment for COPD and Asthma RELVAR™ or BREO™ (FF/VI)  is an investigational medicine and is not currently approved anywhere in the world. RELVAR™, BREO™ and ELLIPTA™ are trademarks of the GlaxoSmithKline group of companies.  The use of these brand names has not yet been approved by any regulatory authority.

ANORO™ (UMEC/VI) with GSK Umeclidinium bromide/vilanterol (UMEC/VI) Combination of two investigational bronchodilator molecules Delivered via ELLIPTA™, dry powder inhaler QD dosing Significant unmet medical need:  Many COPD patients would benefit from improved lung function  Global market opportunity, $5.0B+ and growing* Regulatory applications submitted:  NDA (62.5/25mcg and 125/25mcg) submitted to the FDA in December 2012 MAA (55/22mcg and 113/22mcg doses**) submitted to the EMA in January 2013 Regulatory submissions are planned in other countries during the course of 2013  11 Goal:  Once-daily LAMA/LABA Dual Bronchodilator for COPD ANORO™ (UMEC/VI) is an investigational medicine and is not currently approved anywhere in the world.  ANORO™ and ELLIPTA™ are trademarks of the GlaxoSmithKline group of companies.  The use of these brand names has not yet been approved by any regulatory authority.  **UMEC/VI doses of 55/22mcg and 113/22mcg are specified as the delivered doses (emitted from the inhaler) which are equivalent to the 62.5/25mcg and 125/25mcg pre-dispensed doses (contained inside the inhaler) submitted for approval in the US.  *Source:  IMS Health Sales for LAMAs and LABAs, 12-month period ending  March 2012

MABA and Potential Triple Mechanism Therapy 12 MABA Monotherapy Muscarinic antagonist and B2-agonist in a single molecule Decision to advance ‘081 monotherapy into Phase 3 in 2013 Triple Mechanism (Dual Bronchodilator + anti-inflammatory) Muscarinic antagonist and B2-agonist and an inhaled corticosteroid MABA/ICS -Decision to advance ‘081/FF combination into Phase 3-enabling studies UMEC/VI/FF - Phase 3-enabling study planned in 2013

Respiratory Programs with GSK – Driving Value for THRX LABA Collaboration RELVAR™/BREO™ and VI Royalties on annual net sales:  15% on first $3B, 5% thereafter   ANORO™ (Launched after RELVAR™/BREO™) Upward tiering royalties on annual net sales: 6.5% up to 10%  Potential milestone payments to GSK: up to $220M Divided by approval, launch, region and product  Strategic Alliance MABA (GSK961081) Potential milestone payments to Theravance $10M for successful Phase 2 combination program $25M per program for initiation of single and combination Phase 3 programs  Single-agent royalties of 10% to 20% of net sales up to $3.5B and 7.5% thereafter 13 THRX has no R&D or commercial cost obligations RELVAR™ or BREO™ (FF/VI) and ANORO™ (UMEC/VI)  are investigational medicines and is not currently approved anywhere in the world. RELVAR™, BREO™ and ANORO™ are trademarks of the GlaxoSmithKline group of companies.  The use of these brand names has not yet been approved by any regulatory authority.

CNS/PAIN: TD-1211 Theravance® Medicines That Make a Difference®

TD-1211 for Opioid-Induced Constipation (OIC) OIC Market Opportunity in US could be >500M treatment days annually* Significant unmet medical need:   Alleviate constipation side effects of opioid therapy without affecting analgesia Positive Phase 2b results Achieved primary and key secondary endpoints Generally well-tolerated  Phase 2b program data support progression into Phase 3 Currently evaluating Phase 3 strategy due to potentially evolving FDA requirements in this area  15 Goal: Once-Daily, Oral Treatment With Best-In-Class Efficacy *Sources:  Theravance estimate based on IMS Health NPA; Kalso et al (2004) Pain 112:p372, Brown et al (2006) J of Opioid Mgmt 2:3 p137, Bell et al (2009) Pain Med 10:p35

CNS/PAIN: TD-9855 Theravance® Medicines That Make a Difference®

TD-9855 for ADHD and Fibromyalgia TD-9855:  Norepinephrine and serotonin reuptake inhibitor (NSRI) Phase 1 single- and multiple-dose studies: Generally well-tolerated Predictable and linear pharmacokinetic profile  Long half-life (30-40 hours) supportive of once-daily dosing PET study: confirmed high degree of CNS penetration and selectivity for norepinephrine over serotonin transporters Phase 2 studies in ADHD and Fibromyalgia targeting a total of 650 patients  17 Goal: Best-in-Class Monoamine Reuptake Inhibitor

THERAVANCE: BUILDING VALUE Theravance® Medicines That Make a Difference®

2013:  Looking Forward 19 RELVAR™ or BREO™ (FF/VI) and ANORO™ (UMEC/VI)  are investigational medicines and are not currently approved anywhere in the world. RELVAR™, BREO™ and ANORO™ are trademarks of the GlaxoSmithKline group of companies.  The use of these brand names has not yet been approved by any regulatory authority. VIBATIV® is a registered trademark of Theravance, Inc.  For full Prescribing Information and Medication Guide for VIBATIV® in the U.S. please visit www.VIBATIV.com.    RELVAR™/BREO™ ANORO™ VIBATIV® MABA monotherapy Phase 3 in 2013 TD-4208 Phase 2b in COPD TD-9855 Phase 2 in ADHD and fibromyalgia

THANK YOU Theravance® Medicines That Make a Difference®